Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Capnia, Inc. of our report dated May 7, 2014, except for the Reverse Stock Split paragraph of Note 2, as to which the date is August 4, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of Capnia, Inc. as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, included in Amendment No. 12 to the Registration Statement (Form S-1 No. 333-196635) and the related Prospectus of Capnia, Inc. for the registration of its common stock. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 12, 2014